MasterCard Incorporated Reports
Fourth-Quarter and Full-Year 2015 Financial Results

•	Fourth-quarter net income of $890 million, or $0.79 per diluted share

•	Fourth-quarter net revenue increase of 4%, to $2.5 billion

•	Fourth-quarter gross dollar volume up 12% and purchase volume up 12%

Purchase, NY, January 29, 2016 - MasterCard Incorporated (NYSE: MA) today announced financial results for the fourth quarter of 2015. The company reported net income of $890 million, an increase of 11%, or 18% after adjusting for currency, and earnings per diluted share of $0.79, up 14%, or 22% when adjusted for currency, versus the year-ago period. Acquisitions had a $0.03 dilutive impact on earnings per diluted share in the quarter.

Net revenue for the fourth quarter of 2015 was $2.5 billion, a 4% increase versus the same period in 2014. Adjusted for currency, net revenue increased 9%. Net revenue growth was driven by the impact of the following:

•	A 12% increase in gross dollar volume, on a local currency basis, to $1.2 trillion;

•	An increase in processed transactions of 12%, to 13.0 billion; and

•	An increase in cross-border volumes of 12%.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes. Acquisitions contributed 2 percentage points to total net revenue growth.

Worldwide purchase volume during the quarter was up 12% on a local currency basis versus the fourth quarter of 2014, to $883 billion. As of December 31, 2015, the company’s customers had issued 2.3 billion MasterCard and Maestro-branded cards.

"Despite a challenging economy, we were able to deliver solid results for the quarter and the full year in 2015," said Ajay Banga, president and CEO, MasterCard. “Entering 2016, while uncertainty in the global economy persists, the fundamentals of our business and our approach remain unchanged. We continue to be laser focused on our strategy to lead payment innovation in an increasingly digital world with solutions such as MasterPass, while growing the use of electronic payments through our products, partnerships and increased acceptance at the point-of-sale."

Total operating expenses increased 1%, or 4% when adjusted for currency, to $1.4 billion during the fourth quarter of 2015 compared to the same period in 2014. The increase was primarily due to continued investments to support strategic initiatives, as well as the impact of acquisitions, which contributed 4 percentage points of the FX-adjusted growth, partially offset by ongoing cost management initiatives.

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Operating income for the fourth quarter of 2015 increased 9%, or 17% adjusted for currency, versus the year-ago period. The company delivered an operating margin of 44.0%.

MasterCard reported other expense of $82 million in the fourth quarter of 2015 versus $11 million in the fourth quarter of 2014. The change was mainly driven by impairment charges on certain investments and by higher interest expense related to the company’s Euro debt offering in November 2015, partially offset by tax reserve adjustments and investment gains.

MasterCard’s effective tax rate was 13.1% in the fourth quarter of 2015, versus a rate of 20.3% in the comparable period in 2014. The decrease was primarily due to the recognition of discrete tax benefits in the fourth quarter of 2015 resulting from the impact of settlements with tax authorities during the quarter.

During the fourth quarter of 2015, MasterCard repurchased approximately 8 million shares of Class A common stock at a cost of $793 million. Quarter-to-date through January 22nd, the company repurchased an additional 3.1 million shares at a cost of $283 million, with $4.2 billion remaining under current repurchase program authorizations.

Full-Year 2015 Results

For the full-year 2015, excluding special items, MasterCard reported net income of $3.9 billion, an increase of 8%, or 15% after adjusting for currency, versus the year-ago period and earnings per diluted share of $3.43, up 11%, or 18% after adjusting for currency compared to the same period in 2014. The special items included after-tax charges of $44 million related to a U.K. merchant litigation settlement and $50 million related to the termination of the U.S. employee pension plan, recorded in the second and third quarters of 2015, respectively. Including the special items, net income was $3.8 billion and earnings per diluted share was $3.35. Acquisitions had an $0.11 dilutive impact on earnings per diluted share in the full-year period.

Net revenue for the full-year 2015 was $9.7 billion, an increase of 2%, or 8% after adjusting for currency, versus the same period in 2014. Gross dollar volume growth of 13%, transaction processing growth of 12% and cross-border volume growth of 16% contributed to the net revenue growth in the full-year period. These factors were partially offset by an increase in rebates and incentives. Acquisitions contributed 2 percentage points to total net revenue growth.

Excluding the special items, total operating expenses increased 3%, or 6% after adjusting for currency, to $4.4 billion for the full-year 2015, compared to the same period in 2014. The increase was primarily due to continued investments to support strategic initiatives as well as the impact of acquisitions, which contributed 6 percentage points of the FX-adjusted growth, partially offset by ongoing cost management initiatives and foreign exchange gains. Including the special items, total operating expenses increased 6%, or 10% after adjusting for currency, from the year-ago period.

Excluding the special items, operating income was $5.2 billion, an increase of 2% for full-year 2015 versus the same period in 2014, or an increase of 10% after adjusting for currency. The company delivered an operating margin of 54.0%.

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MasterCard reported other expense of $120 million for the full-year 2015 versus $27 million compared to the same period in 2014. The change was mainly driven by impairment charges on certain investments and by higher interest expense resulting from debt issued in 2014 and 2015.

MasterCard’s effective tax rate was 23.4% for full-year 2015 versus a rate of 28.8% in the same period in 2014, excluding the special items. The decrease was primarily due to the recognition of discrete tax benefits in 2015 resulting from the impact of settlements with tax authorities, the recognition of a U.S. foreign tax credit and a more favorable geographic mix of taxable earnings.

Fourth-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its fourth-quarter financial results.

The dial-in information for this call is 866-393-4306 (within the U.S.) and 734-385-2616 (outside the U.S.), and the passcode is 12827852. A replay of the call will be available for 30 days and can be accessed by dialing 855-859-2056 (within the U.S.) and 404-537-3406 (outside the U.S.), and using passcode 12827852.

This call can also be accessed through the Investor Relations section of the company’s website at  www.mastercard.com/investor.

Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying tables.

The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of

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the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to our business performance and the execution of our strategy to lead payment innovation and grow electronic payments use.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent reports on Forms 10-Q and 8-K, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper or Matt Lanford, investor_relations@mastercard.com, 914-249-4565
Media Relations: Seth Eisen, Seth_Eisen@mastercard.com, 914-249-3153

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in millions, except per share data)
Net Revenue	$2,517	$2,411	$9,667	$9,441
Operating Expenses
General and administrative	998	972	3,341	3,152
Advertising and marketing	319	337	821	862
Depreciation and amortization	93	84	366	321
Provision for litigation settlement	—	—	61	—
Total operating expenses	1,410	1,393	4,589	4,335
Operating income	1,107	1,018	5,078	5,106
Other Income (Expense)
Investment income	5	7	25	28
Interest expense	(12)	(16)	(61)	(48)
Other income (expense), net	(75)	(2)	(84)	(7)
Total other income (expense)	(82)	(11)	(120)	(27)
Income before income taxes	1,025	1,007	4,958	5,079
Income tax expense	135	206	1,150	1,462
Net Income	$890	$801	$3,808	$3,617

Basic Earnings per Share	$0.79	$0.70	$3.36	$3.11
Basic Weighted-Average Shares Outstanding	1,121	1,153	1,134	1,165
Diluted Earnings per Share	$0.79	$0.69	$3.35	$3.10
Diluted Weighted-Average Shares Outstanding	1,124	1,157	1,137	1,169

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MASTERCARD INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	December 31,
	2015	2014
	(in millions, except per share data)
ASSETS
Cash and cash equivalents	$5,747	$5,137
Restricted cash for litigation settlement	541	540
Investments	991	1,238
Accounts receivable	1,079	1,109
Settlement due from customers	1,068	1,052
Restricted security deposits held for customers	895	950
Prepaid expenses and other current assets	664	671
Deferred income taxes	—	300
Total Current Assets	10,985	10,997
Property, plant and equipment, net	675	615
Deferred income taxes	317	96
Goodwill	1,891	1,522
Other intangible assets, net	803	714
Other assets	1,598	1,385
Total Assets	$16,269	$15,329
LIABILITIES AND EQUITY
Accounts payable	$472	$419
Settlement due to customers	866	1,142
Restricted security deposits held for customers	895	950
Accrued litigation	709	771
Accrued expenses	2,763	2,439
Other current liabilities	564	501
Total Current Liabilities	6,269	6,222
Long-term debt	3,287	1,494
Deferred income taxes	79	115
Other liabilities	572	674
Total Liabilities	10,207	8,505
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000 shares, 1,370 and 1,352 shares issued and 1,095 and 1,115 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200 shares, 21 and 37 issued and outstanding, respectively	—	—
Additional paid-in-capital	4,004	3,876
Class A treasury stock, at cost, 275 and 237 shares, respectively	(13,522)	(9,995)
Retained earnings	16,222	13,169
Accumulated other comprehensive income (loss)	(676)	(260)
Total Stockholders’ Equity	6,028	6,790
Non-controlling interests	34	34
Total Equity	6,062	6,824
Total Liabilities and Equity	$16,269	$15,329

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	For the Years Ended December 31,
	2015	2014	2013
	(in millions)
Operating Activities
Net income	$3,808	$3,617	$3,116
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	764	691	603
Depreciation and amortization	366	321	258
Share-based payments	22	(15)	63
Deferred income taxes	(16)	(91)	(119)
Other	(81)	52	67
Changes in operating assets and liabilities:
Accounts receivable	(35)	(164)	(42)
Income taxes receivable	(14)	(8)	153
Settlement due from customers	(98)	185	(194)
Prepaid expenses	(802)	(1,316)	(598)
Accrued litigation and legal settlements	(63)	(115)	160
Accounts payable	49	61	(20)
Settlement due to customers	(186)	(165)	322
Accrued expenses	325	389	315
Net change in other assets and liabilities	4	(35)	51
Net cash provided by operating activities	4,043	3,407	4,135
Investing Activities
Purchases of investment securities available-for-sale	(974)	(2,385)	(2,526)
Purchases of other short-term investments held-to-maturity	(918)	—	—
Proceeds from sales of investment securities available-for-sale	703	2,477	1,488
Proceeds from maturities of investment securities available-for-sale	542	1,358	1,321
Proceeds from maturities of investment securities held-to-maturity	857	—	36
Purchases of property, plant and equipment	(177)	(175)	(155)
Capitalized software	(165)	(159)	(144)
Acquisition of businesses, net of cash acquired	(584)	(525)	—
(Increase) decrease in restricted cash for litigation settlement	(1)	183	3
Other investing activities	2	(84)	(27)
Net cash (used in) provided by investing activities	(715)	690	(4)
Financing Activities
Purchases of treasury stock	(3,518)	(3,386)	(2,443)
Proceeds from debt	1,735	1,530	35
Dividends paid	(727)	(515)	(255)
Tax benefit for share-based payments	42	54	19
Cash proceeds from exercise of stock options	27	28	26
Other financing activities	(17)	(50)	(11)
Net cash used in financing activities	(2,458)	(2,339)	(2,629)
Effect of exchange rate changes on cash and cash equivalents	(260)	(220)	45
Net increase in cash and cash equivalents	610	1,538	1,547
Cash and cash equivalents - beginning of period	5,137	3,599	2,052
Cash and cash equivalents - end of period	$5,747	$5,137	$3,599

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$626	$768	$—
Fair value of liabilities assumed related to acquisitions	$42	$141	$—

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months Ended December 31, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$363	4.5%	13.7%	$245	13.3%	3,324	$118	14.5%	1,214	520	555
Canada	34	-3.2%	13.8%	33	14.5%	487	2	1.1%	6	43	49
Europe	341	-1.3%	15.1%	234	13.5%	4,933	108	18.8%	824	393	410
Latin America	83	-14.6%	15.2%	47	16.0%	1,513	36	14.1%	251	150	172
Worldwide less United States	821	-0.5%	14.4%	558	13.7%	10,257	263	16.1%	2,294	1,106	1,186
United States	378	8.4%	8.4%	324	8.8%	5,891	53	6.5%	332	341	377
Worldwide	1,199	2.2%	12.5%	883	11.8%	16,147	316	14.3%	2,626	1,447	1,563
MasterCard Credit and Charge Programs
Worldwide less United States	456	-4.1%	9.5%	417	10.5%	6,011	39	0.3%	190	524	588
United States	181	9.3%	9.3%	174	8.9%	1,995	7	21.3%	9	160	192
Worldwide	637	-0.6%	9.5%	591	10.0%	8,006	47	3.1%	199	683	780
MasterCard Debit Programs
Worldwide less United States	365	4.4%	21.2%	142	24.2%	4,246	223	19.4%	2,104	582	598
United States	197	7.6%	7.6%	151	8.6%	3,896	46	4.5%	323	182	185
Worldwide	562	5.5%	16.1%	292	15.7%	8,141	269	16.5%	2,427	764	783
	For the 12 Months Ended December 31, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$1,387	5.7%	14.5%	$934	14.6%	12,037	$453	14.1%	4,453	520	555
Canada	131	—%	16.0%	124	17.5%	1,801	7	-5.2%	22	43	49
Europe	1,279	-5.6%	15.9%	882	14.1%	17,900	397	20.0%	3,046	393	410
Latin America	320	-10.8%	15.4%	187	17.7%	5,666	133	12.3%	919	150	172
Worldwide less United States	3,118	-1.2%	15.2%	2,127	14.8%	37,403	990	16.0%	8,440	1,106	1,186
United States	1,446	7.5%	7.5%	1,233	7.7%	22,260	213	6.2%	1,341	341	377
Worldwide	4,564	1.4%	12.6%	3,360	12.1%	59,663	1,204	14.1%	9,782	1,447	1,563
MasterCard Credit and Charge Programs
Worldwide less United States	1,771	-3.8%	10.6%	1,612	11.8%	22,492	159	—%	748	524	588
United States	681	7.6%	7.6%	653	7.4%	7,349	28	11.2%	34	160	192
Worldwide	2,452	-0.9%	9.7%	2,264	10.5%	29,841	187	1.5%	782	683	780
MasterCard Debit Programs
Worldwide less United States	1,347	2.3%	21.9%	516	25.6%	14,911	831	19.6%	7,693	582	598
United States	765	7.4%	7.4%	580	8.0%	14,911	185	5.5%	1,308	182	185
Worldwide	2,112	4.1%	16.2%	1,096	15.6%	29,823	1,016	16.8%	9,000	764	783
	For the 3 months ended December 31, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$347	11.0%	15.4%	$234	14.9%	2,764	$114	16.5%	1,037	451	482
Canada	35	1.9%	10.4%	33	12.5%	420	2	-16.3%	5	37	44
Europe	346	1.6%	15.9%	234	12.2%	4,041	111	24.7%	718	358	374
Latin America	97	3.4%	16.1%	59	22.0%	1,369	38	7.9%	226	136	156
Worldwide less United States	825	5.6%	15.5%	561	14.3%	8,594	265	18.1%	1,986	982	1,057
United States	348	7.6%	7.6%	298	8.2%	5,307	50	3.6%	325	318	353
Worldwide	1,174	6.2%	13.0%	859	12.1%	13,901	315	15.5%	2,312	1,300	1,410
MasterCard Credit and Charge Programs
Worldwide less United States	476	2.1%	10.5%	429	11.7%	5,402	46	0.3%	198	505	568
United States	166	6.9%	6.9%	160	7.9%	1,781	6	-14.9%	8	150	181
Worldwide	641	3.3%	9.5%	589	10.6%	7,183	52	-1.8%	206	655	749
MasterCard Debit Programs
Worldwide less United States	350	10.7%	23.1%	131	23.8%	3,192	218	22.7%	1,788	477	489
United States	183	8.2%	8.2%	139	8.6%	3,526	44	6.8%	318	168	172
Worldwide	532	9.8%	17.5%	270	15.5%	6,718	262	19.7%	2,106	645	661
	For the 12 Months ended December 31, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$1,312	13.6%	17.2%	$879	16.6%	9,990	$434	18.4%	3,863	451	482
Canada	131	-0.2%	6.9%	122	8.7%	1,529	9	-13.0%	23	37	44
Europe	1,355	9.4%	13.9%	917	10.6%	14,627	438	21.5%	2,665	358	374
Latin America	359	4.9%	14.7%	219	20.6%	5,072	140	6.5%	838	136	156
Worldwide less United States	3,157	10.1%	15.0%	2,137	13.9%	31,218	1,020	17.5%	7,388	982	1,057
United States	1,346	8.2%	8.2%	1,145	8.9%	20,352	201	4.6%	1,300	318	353
Worldwide	4,503	9.6%	12.9%	3,282	12.1%	51,570	1,221	15.2%	8,688	1,300	1,410
MasterCard Credit and Charge Programs
Worldwide less United States	1,840	6.7%	10.8%	1,647	12.1%	20,159	193	1.2%	809	505	568
United States	633	7.8%	7.8%	607	8.4%	6,729	26	-4.8%	28	150	181
Worldwide	2,473	7.0%	10.0%	2,254	11.1%	26,888	219	0.4%	838	655	749
MasterCard Debit Programs
Worldwide less United States	1,317	15.3%	21.4%	490	20.2%	11,058	827	22.2%	6,579	477	489
United States	713	8.6%	8.6%	537	9.4%	13,623	175	6.1%	1,271	168	172
Worldwide	2,030	12.9%	16.6%	1,027	14.3%	24,682	1,002	19.0%	7,850	645	661

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2015 Q3, several customers purged inactive MasterCard cards and accounts. Data for the comparable periods has been revised to be consistent with this approach.

Performance information for prior periods can be found in the “Investor Relations” section of the MasterCard website at www.mastercard.com/investor.

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Non-GAAP Reconciliations
($ in millions, except per share data)

	Twelve Months Ended December 31, 2015			Twelve Months Ended December 31, 2014	Percent Increase / (Decrease)
	Actual	Special Items[1]	Non-GAAP	Actual	Actual	Special Items[1]	Non-GAAP
Total operating expenses	$4,589	$(140)	$4,449	$4,335	6%	3%	3%
Operating income	$5,078	$140	$5,218	$5,106	(1)%	(3)%	2%
Operating Margin	52.5%		54.0%	54.1%
Income tax expense	$1,150	$45	$1,195	$1,462	(21)%	(3)%	(18)%
Effective Tax Rate	23.2%		23.4%	28.8%
Net Income	$3,808	$95	$3,903	$3,617	5%	(3)%	8%
Diluted Earnings per Share	$3.35	$0.08	$3.43	$3.10	8%	(3)%	11%

Note: Figures may not sum due to rounding
[1] Represents effect of termination of the U.S. employee pension plan of $79 million ($50 million after tax or $0.04 per diluted share) and U.K. Merchant Litigation Settlement of $61 million ($44 million after tax or $0.04 per diluted share).